Exhibit 99.1

AT THE COMPANY
Brenda Abuaf, Director of Shareholder Services

(800) 831-4826

CHARTERMAC TO ACTIVATE SHARE REPURCHASE PLAN

NEW YORK, NY – April 11, 2006 – CharterMac (the “Company”) (NYSE:CHC) today announced that it plans to repurchase its common shares under its previously adopted share repurchase plan (the “Plan”), which enables the Company to repurchase, from time to time, up to 1,500,000 common shares. The repurchases will be made in the open market and the timing will be dependant on the availability of shares and other market conditions. Based upon the Company’s prior repurchases, there are 1,491,600 common shares available for repurchase under the Plan.

“In light of the decline in our share price, we believe that CharterMac is trading at a significant discount,” said Marc D. Schnitzer, Chief Executive Officer and President of CharterMac. “Our Company continues to perform well and we continue to have adequate coverage of our dividend. As long as we believe that our common shares are trading at a discount, we intend to repurchase some shares. While there is no timetable for the repurchases, we believe that repurchasing shares at the current price will enable us to provide additional value to our shareholders.”

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies, with a strong core focus on the multifamily industry.  CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors.  For more information, please visit CharterMac's website at www.chartermac.com or contact the Investor Relations Department directly at 800-831-4826.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this document. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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